Exhibit 99.1

         Crimson Exploration Inc. Completes Subordinate Credit Agreement


     HOUSTON--(BUSINESS WIRE)--Sept. 6, 2006--Crimson Exploration Inc. (OTCBB:CXPI) ("Crimson" or the "Company") announced today the closing of a new three and one-half year Subordinate Credit Agreement ("subordinate facility") with Wells Fargo Energy Capital, Inc. Simultaneously, the Company also increased the borrowing base on its revolver with Wells Fargo Bank, N.A. from $20 million to $25 million. Specific details of the new subordinate facility are as follows:

     -- The $150 million Subordinate Credit Agreement is a multi-draw facility with initial availability of a maximum of $15 million. Borrowings under the facility will be used to fund Crimson's capital costs associated with the development of the Rodessa formation in its Madisonville field and for other corporate purposes. The subordinate facility will be secured by a second lien on all assets of Crimson and its subsidiaries and will be subordinate to the Company's senior secured revolving credit agreement. The subordinate facility has a term of three and one half years, is non-amortizing and all principal amounts, together with all accrued and unpaid interest, will be due and payable in full on February 28, 2010. No borrowings under the facility were made at closing.

     -- Advances under the subordinate facility will be in the form of either base rate loans or Eurodollar loans. The interest rate on the base rate loans fluctuates based upon the higher of (1) the lender's "prime rate," and (2) the Federal Funds rate, plus a margin of 0.50%, plus a margin of 3.75%. The interest rate on the Eurodollar loans fluctuates based upon the rate at which Eurodollar deposits in the London Interbank market ("Libor") are quoted for the maturity selected, plus a margin of 5.25%. Eurodollar loans of one, three and six months may be selected by Crimson. A commitment fee of 0.50% on the unused portion of the borrowing base will accrue, and is payable quarterly in arrears. Repayments made during the first twelve months of the term of the facility will be subject to a one percent (1%) prepayment penalty.

     -- The Subordinate Credit Agreement includes usual and customary affirmative covenants for credit facilities of this type and size, as well as customary negative covenants, including, among others, limitations on liens, hedging, mergers, asset sales or dispositions, payments of dividends, incurrence of additional indebtedness, etc., none of which are any more restrictive than those provided for in the revolving credit agreement. One additional covenant provided for specifically in the Subordinate Credit Agreement is an Asset Coverage Test whereby a theoretical value of total proved reserves, defined as Total Proved PW10% in the facility, must equal or exceed 150% of total debt committed under the revolver and this subordinate facility, with no less than 60% of that Total Proved PW10% being comprised of proved developed producing reserves.

     Simultaneously with the closing of the Subordinate Credit Agreement, the Company obtained a redetermination of the borrowing base under its revolving credit facility, from $20 million to $25 million. Borrowings outstanding under the revolver as of this date were approximately $3.5 million. In requesting this redetermination, the Company agreed to put in place additional price protection hedges for calendar years 2007 through 2011, as specified below:

     --   Natural Gas

          -- Calendar Year 2007 - A costless collar for 37,000 mmbtu per month, with a floor price of $8.10 and a ceiling price of $10.41.

          -- Calendar Year 2008 - A swap for 47,000 mmbtu per month at a swap price of $8.97

          -- Calendar Year 2009 - A swap for 36,000 mmbtu per month at a swap price of $8.32

          -- Calendar Year 2010 - A swap for 29,000 mmbtu per month at a swap price of $7.88

     --   Crude Oil

          -- Calendar Year 2007 - A costless collar for 5,100 bbls per month, with a floor price of $69.64 and a ceiling price of $84.32.

          -- Calendar Year 2008 - A swap for 6,500 bbls per month at a swap price of $76.41

          -- Calendar Year 2009 - A swap for 5,200 bbls per month at a swap price of $74.20

          -- Calendar Year 2010 - A swap for 4,300 bbls per month at a swap price of $72.32

          -- Calendar Year 2011 - A swap for 3,300 bbls per month at a swap price of $70.74

     These hedges represent approximately 75% of the forecasted production from proved developed reserves as reflected in the Company's January 1, 2006 reserve report. For the first five days of September 2006, the Company has averaged production of approximately 595 barrels of oil and 5,395 mcf of natural gas per day, or 8,966 natural gas equivalents per day.
     Allan D. Keel, President and Chief Executive Officer of Crimson, commented:
"We are pleased to have the support of our bank in providing the additional financial flexibility of the second lien loan for the development of our Rodessa project, thereby preserving the availability of capital from our cash flow and from the higher borrowing base on our revolver to continue to pursue acquisitions of producing properties and to take advantage of lower risk development and exploration drilling opportunities."

     This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson has made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including the Crimson Form 10-K for the year ended December 31, 2005 for further discussion of these risks.


     CONTACT: Crimson Exploration Inc., Houston
              E. Joseph Grady, 281-820-1919